SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the registrant [   ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2)).
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Under Rule 14a-12

--------------------------------------------------------------------------------

                          NAUTICA ENTERPRISES, INC.
               (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

                  BARINGTON COMPANIES EQUITY PARTNERS, L.P.,
                    JEWELCOR MANAGEMENT, INC., RCG AMBROSE
                 MASTER FUND, LTD. and RAMIUS SECURITIES, LLC
   (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction: (5)

Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

      ISS PROXY ALERT

Institutional Shareholder Services

Nautica Enterprises, Inc.

Ticker:           NAUT
Annual Meeting:   July 8, 2003
Record Date:      May 29, 2003
Business:         Designer and manufacturer of men's apparel
State of Inc:     Delaware


                                                      Index       Industry
                                                                  Ranking
                                                      78.1         85.9
                                   --------------------------------------------
                                                NAUT outperformed 78.1% of the
                                            companies in the S&P 600 and 85.9%
                                     of the companies in the Consumer Durables
                                                              & Apparel group.


                                                      MEETING AGENDA

Item       Code               Proposals                 Mgt.      ISS
                                                        Rec.      Rec.
                    DISSIDENT PROXY (GREEN CARD)

1.1        MO225    Elect Director William J. Fox       FOR       FOR
1.2        M0225    Elect Director James A. Mitarotonda FOR       FOR
2.1        M0225    Elect Director David Chu            FOR       FOR
2.2        M0225    Elect Director Harvey Sanders       FOR       FOR
2.3        M0225    Elect Director Steven H.Tisman      FOR       FOR
2.4        M0225    Elect Director Ronald G. Weiner     FOR       FOR
2.5        M0225    Elect Director Robert Bank          FOR       FOR
2.6        M0225    Elect Director Israel Rosenzweig    FOR       FOR
3          M0101    Ratify Auditors                     FOR       FOR

4          M0661    Authorize stockholders holding 10%  FOR       FOR
                    or more of common stock to call
                    special meetings

                          MANAGEMENT PROXY (WHITE
                                   CARD)

1.1        M0201    Elect Director Robert B. Bank       FOR       Do Not
                                                                  Vote
1.2        M0201    Elect Director David Chu            FOR       Do Not
                                                                  Vote
1.3        M0201    Elect Director Israel Rosenzweig    FOR       Do Not
                                                                  Vote
1.4        M0201    Elect Director Harvey Sanders       FOR       Do Not
                                                                  Vote
1.5        M0201    Elect Director Charles H. Scherer   FOR       Do Not
                                                                  Vote
1.6        M0201    Elect Director Steven H. Tishman    FOR       Do Not
                                                                  Vote
1.7        M0201    Elect Director John Varvatos        FOR       Do Not
                                                                  Vote
1.8        M0201    Elect Director Ronald G. Weiner     FOR       Do Not
                                                                  Vote
1.9        M0201    Ratify Auditors                     FOR       Do Not
                                                                  Vote



NOTE:
                                                                       PROPOSALS

Items 1.1-2.6: Elect Directors

                                 Contest Summary

Company Name:  Nautica Enterprises, Inc.
Dissidents:  The Barington Companies
D&O ownership: 18.8 percent of the outstanding shares as of May 29, 2003 Dissident ownership: Barington owns 3.1 percent of the company's shares
Stakes: Two board seats
Dissident's concerns: Nautica's board and management have failed to fulfill its obligation to maximize value for all of the company's stockholders; The board contains a limited number of independent directors focused on representing the interests of all stockholders and advocating the maximization of shareholder value; Barington states that its nominees have broad industry, management, and financial experience necessary to assist the board in improving Nautica's operating performance

Dissident's plan: Barington intends to replace one inside director and one affiliated director with two independents to (1) revitalize the Nautica brand;
(2) remove the company's poison pill; (3) allow shareholders to call meetings; and (4) restructure management's compensation package.

Management's platform: Nautica's board is committed to building shareholder value; The Barington Group is not committed to serving the best interests of shareholders; The board is currently taking steps to improve corporate governance at Nautica

Management's plan: Management has a strategy for transforming the company based on (1) Maximizing operational efficiencies; (2) rationalizing business for improved performance; and (3) initiatives for enhancing shareholder value.

Solicitation costs/reimbursement: The Barington Companies plan to spend approximately $250,000 in its solicitation efforts in this contest. Barington does not intend to request solicitation expenses. Nautica plans to spend approximately $1 million in its solicitation efforts in this contest.

ISS Recommendation: We recommend that shareholders vote FOR the dissidents' slate and FOR Item 2 (Management's remaining nominees), Item 3 (Ratify Auditors) and Item 4 (Authorize stockholders holding 10% or more of common stock to call special meetings).

Background:

Business Summary

Nautica

Nautica Enterprises, Inc. is a $448.8 million company that designs, sources, markets and distributes apparel under the brands Nautica, Nautica Competition, Nautica Jeans Company, Earl Jean, John Varvatos, E. Magrath and Byron Nelson. Through its wholesale business, the company sells Nautica branded apparel primarily to department and specialty stores throughout the U.S. Earl Jean and John Varvatos products are sold primarily to high-end department stores, upscale specialty retailers and fashion-forward boutiques, primarily throughout the U.S. and certain European markets. In addition to its wholesale business, the company operates Nautica outlet stores, as well as Earl Jean and John Varvatos stores. The company also licenses the Nautica name and related trademarks for a range of products consistent with Nautica's design concepts and image through Nautica Apparel, Inc. The company sells through some 2,300 retailers in the U.S., 1,500 in-store shops, a flagship store in New York, direct retail stores, and over 100 of its own outlet stores.

The Barington Companies Group

The Barington Companies Group (henceforth, "Barington") consists of Barington Companies Equity Partners, L.P., Jewelcor Management, Inc, RGC Ambrose Master Fund, Ltd., and Ramius Securities, LLC. Barington Capital Group, L.P. was formed in 1992 to serve the special needs of emerging growth and small capitalization companies. Prior to April 1999, Barington provided services in all phases of investment banking, including raising capital through public offerings and private placements of debt and equity securities, advising on mergers and acquisitions, and engaging in research, sales and trading.

Barington successfully completed transactions for small capitalization companies in such diverse areas as computer hardware and software, banking, telecommunications, healthcare, media and entertainment, retail and consumer products and manufacturing. Barington completed 32 public equity offerings and 29 private placements of debt, including high yield, and equity and has raised over $690 million in capital. From 1996-1999, Barington's M&A advisory group closed 13 transactions with an aggregate value of $300 million.

The Parties

Management Nominees

Management's eight nominees are Harvey Sanders, president, chairman, and CEO of Nautica, David Chu, vice-chairman of Nautica, John Varvatos, senior vice-president of Nautica and president of John Varvatos Company, a wholly-owned subsidiary of Nautica, Charles Scherer, a partner at Hughes Hubbard & Reed LLP, an international law firm that provides legal services to Nautica, and four outside directors, Israel Rosenzweig, Steven H. Tishman, Ronald G. Weiner, CPA, and Robert B. Bank. Mr. Rosenzweig has been a senior vice president of BRT Realty Trust for the past five years. Mr. Tishman is currently a managing director of Rothschild Inc. Mr. Weiner is president of Perelson Weiner LLP, a certified public accounting firm. Mr. Bank is president of Robert B. Bank Advisory Services, a private capital investment and consulting firm.

Dissident Nominees

Barington seeks to elect six of management's eight nominees. The two directors Barington wishes to unseat are Charles Scherer and John Varvatos. Barington's two nominees are William J. Fox and James Mitarotonda. Mr. Fox is president, chairman, and CEO of AKI, Inc., an international multi-sensory marketing, advertising, and sample systems business. Prior to joining AKI, Mr. Fox held a number of senior management positions with Revlon, Inc., including CFO, senior executive vice-president, and CEO of Revlon Technologies. Mr. Mitarotonda is the president, chairman, and CEO of Barington Capital Group, L.P. His background includes several retail management positions at Bloomingdale's.

Timeline

Fall 2000: Nautica introduces the John Varvatos line of apparel targeting the upscale men's segment.

April 2001: Nautica acquires Earl Jean for approximately $65 million in cash and stock, as well as an earn-out provision.

April 15, 2003: Representatives of Barington meet with Nautica's senior management to discuss board representation.

April 17, 2003: The Barington Companies Group begins to accumulate Nautica shares.

June 10, 2003: A group of investors headed by The Barington Companies Equity Partners files a preliminary proxy statement seeking the addition of three nominees to go along with five incumbent Nautica directors.

June 16, 2003: Nautica recommends that shareholders reject Barington's agenda.

June 18, 2003: Barington announces that its proposed slate has shrunk by one nominee from three to two. Barington explains that Michael Steinberg has decided not to run for personal reasons. Nautica CEO Harvey Sanders meets with institutional shareholders to discuss Nautica's strategy and intent to fight Barington, adding that the company is not for sale.

June 20, 2003: Nautica's management team announces that they are in talks to sell the company.

June 23, 2003: Barington files its definitive proxy materials.

June 26, 2003: Nautica announces that it has filed an amendment to its shareholder rights agreement. The amendment provides that the shareholder rights agreement will be automatically redeemed under certain circumstances in the event of certain qualifying tender offers, unless stockholders vote to keep the rights outstanding.

Dissident's Position

o Nautica's board and management have failed to fulfill their obligation to maximize value for all of the company's stockholders
o The board contains a limited number of independent directors focused on representing the interests of all stockholders and advocating the maximization of shareholder value
o Barington's nominees have broad industry, management, and financial experience necessary to assist the board in improving Nautica's operating performance

Nautica's board and management have failed to fulfill their obligation to maximize value for all of the company's stockholders

Barington believes that the board and management have failed to address certain operational issues such as a significant expense base, ineffective management of the brand, and an unproven brand expansion and diversification strategy that has required significant capital investment. The result, according to the dissidents, has been the considerable loss of shareholder value. Barington believes that the company has been slow to establish an appropriate cost structure in light of the company's reduced business prospects. Barington notes that SG&A expenses as a percentage of net sales increased to approximately 36.7 percent in fiscal year 2003 from approximately 31.4 percent in fiscal year 2001. In addition, Barington notes that during the same period, total headcount increased 15.8 percent from 2,850 to 3,300 and operating profit, excluding special charges, as a percentage of net sales, fell from approximately 11.5 percent in fiscal year 2001 to approximately 7.3% in fiscal year 2003. According to statements made by the company during its earnings conference call on May 1, 2003, the company expects SG&A expenses in both actual dollars and as a percentage of net sales to remain at fiscal year 2003 levels during fiscal year 2004.

Barington also argues that the company has been unsuccessful in addressing core strategic weaknesses that continue to dilute the value of the Nautica brand in the retail marketplace, and believes that management has been unable to improve declines in net sales within the company's men's sportswear line. According to Nautica's most recent Form 10-K, net sales in its men's sportswear business decreased 9.2 percent from fiscal year 2002 to fiscal year 2003 and are expected to decline further by approximately 13 percent to 15 percent during fiscal year 2004 due to ongoing pressure facing the men's collection business in department stores. Barington fears that continued competition in both the department store and specialty retail channels could result in markdowns at the retail level, which will further dilute the value of the Nautica brand in the men's apparel market. The dissidents further note that Nautica has continued to experience weakness in its women's collections, citing the company's earnings conference call on May 1, 2003, in which the company acknowledged that its women's jeans business is not performing at management's target profitability levels.

The dissidents further claim that Nautica ineffectively deployed the company's capital on an unproven brand expansion and diversification strategy. According to a company press release dated April 7, 2003, Nautica has decided to transition its Nautica Europe business to a licensing arrangement and reduce its investment in Europe, and a result, the company expects to incur an after-tax special charge of $6 million to $7 million relating to closure costs, impairment of goodwill, the writedown of fixed assets and the termination of certain lease obligations. Barington also claims that management's efforts to create a greater brand identity through the operation of a Nautica full-price retail store have proven unsuccessful, noting an after-tax charge of $6.5 million to write down the assets associated with its Rockefeller Plaza Nautica store. Barington also questions Nautica's decision to acquire Earl Jean, Inc., an upscale denim brand, for approximately $65.3 million, or in excess of 12 times the "estimated fair value of the net assets acquired." During its 2003 earnings conference call, the company acknowledged that it is experiencing weakness in its U.S. based Earl Jean women's business. According to Barington, Nautica admitted that its John Varvatos business, which was launched in 2000, has not performed at desired levels.

The board contains a limited number of independent directors focused on representing the interests of all stockholders and advocating the maximization of shareholder value

Barington argues that Nautica's current board has failed to align its own interests with those of the stockholders. The dissidents are quick to cite Nautica's executive compensation practices as an example of this. Barington points out that David Chu currently receives 50 percent of the net royalty income earned by Nautica Apparel, Inc. for the Nautica name and trademark. Earned compensation from this agreement amounted to $7.8 million and $9.2 million for FY 2002 and FY 2003, respectively. Moreover, Barington states that Harvey Sanders, president, chairman and CEO earned a cash bonus of nearly $500,000 in FY 2003, an increase of over 200 percent from the prior fiscal year, despite the nearly 50 percent decrease in the company's stock price over the past two years. Barington concludes that Nautica's executive compensation packages should be restructured so that a meaningful portion of the annual cash salary expense is eliminated and replaced with equity-based compensation in the company. In addition to reducing the company's SG&A expenses and producing greater free cash flow, the dissidents argue that tying the amount of compensation received by executives to specified improvement levels in shareholder value will help to maximize the value of the company's stock.

Barington also argues that the board approved change of control provisions in certain company contracts that have the potential to misalign the interests of the board of directors and the stockholders and impair shareholder value. Barington points to employment agreements, for Harvey Sanders, David Chu, and John Varvatos, which provide that if the company's current directors fail to constitute a majority of the board, a change of control has occurred, and these individuals would receive a lump-sum payment aggregating $9.3 million. In addition, such a change in control would also result in the immediate vesting of stock options previously granted. Barington believes that these provisions weaken the rights of Nautica's stockholders to elect new members to the board of directors as the removal of incumbent members of the board of directors may trigger a significant payment by the company and thereby reduce shareholder value. Furthermore, Barington notes that Mr. Varvatos's employment agreement provides that if Mr. Sanders ceases to be employed by the company during Mr. Varvatos's term of employment, Nautica is obligated to spin-off or sell its subsidiary, John Varvatos Company, or make specified payments to Mr. Varvatos. Barington argues that this provision could diminish shareholder value, as it limits the board of directors' ability to make executive changes at the company and forces the company to change its management or financial relationship with a subsidiary regardless of such subsidiary's operating or financial condition.

The dissidents also question the commitment of directors Varvatos and Scherer. Barington notes that Mr. Scherer serves as managing partner of a law firm that provided $3.5 million in legal services to the company for the past three fiscal years ended March 1, 2003. Barington further states that Samuel Sultanik, Esq., brother-in-law of the Nautica CEO Harvey Sanders is a partner of this firm. Barington also questions the commitment of Mr. Varvatos, who attended fewer than 75 percent of the company's board meetings.

Barington's nominees have broad industry, management, and financial experience necessary to assist the board in improving Nautica's operating performance

Barington believes that its nominees have the experience and ability to work with the current board to maximize shareholder value. If they are elected to the board, Barington nominees plan to: 1) reduce the company's operating expenses to improve profitability and enhance cash flow generation; 2) separate the role of chairman and CEO at the company; 3) revise the company's strategic plan in order to enhance the Nautica brand and improve its competitive position in the retail marketplace; 4) restructure compensation packages of selected executives at the company to align their interests with those of stockholders; 5) review change of control provisions in selected company contracts to align the interests of the board of directors and the stockholders; and 6) implement formal processes at the company to explore value-enhancing strategic initiatives, including a possible sale or merger of the Company. In addition, the dissidents' nominees will push for termination of the company's stockholder rights plan, which they feel imposes draconian penalties on stockholders or stockholder groups that beneficially own or commence a tender offer or exchange offer for 15 percent or more of the company's stock. Barington feels that not only does such plan effectively prohibit accumulation of stockholdings in excess of this threshold, it may also have the effect of discouraging stockholders from collectively exercising their corporate democracy rights out of concern that they will be deemed to be a group owning 15 percent or more of the company's shares. Finally, subject to stockholder approval, Barington will attempt to amend the company's restated certificate of incorporation to eliminate the prohibition on stockholder action by written consent.


Management's Position

     o    Nautica's board is committed to building shareholder value
     o The Barington Group is not committed to serving the best interests of shareholders
     o The board is currently taking steps to improve corporate governance at Nautica

      Nautica's board is committed to building shareholder value

Management believes that Nautica Enterprises enjoys a number of key strengths such as the worldwide recognition and global strength of its Nautica brand. In addition, management notes that global sales of Nautica-branded products increased 7.6 percent over the 2001-2003 fiscal years. Nautica-branded products, including those licensed by the company to other manufacturers, achieved approximately $2 billion in sales (at retail value) during this time period. The company has also diversified its brand portfolio in recent years with the 2000 launch of its John Varvatos line and acquisition of the Earl Jean brand.

In response to challenges presented by a continuing weak retail environment, management has been pursuing a three-phase strategy of transformation designed to grow its businesses and build stockholder value. This first phase of this strategy, which was largely completed over the 2002-2003 fiscal years, emphasized maximizing Nautica's operational efficiency. Among the initiatives undertaken by the company was the consolidation of its distribution facilities into one distribution center in Martinsville, Virginia. According to management, this is currently generating cost savings of $3 to $4 million annually and has resulted in improved transit time and lower freight expenses.

The second phase of management's plan involves rationalizing businesses for improved performance. The company recently transitioned its Earl Jean operations from Los Angeles to New York and is in the process of eliminating its investment exposure in Nautica Europe. At the same time, Nautica is pursuing cost reduction opportunities in connection with its Rockefeller Plaza store in New York and exploring licensing and other growth initiatives for its John Varvatos business. Most importantly, management is intensely focused on improving the performance of its Nautica Men's Sportswear business. With new leadership installed in May 2003, management plans to return to its fashion roots and concentrate on its traditional core outerwear, swimwear and activewear categories. Supporting this initiative is an enhanced marketing and advertising plan.

The third phase of its strategic plan involves enhancing stockholder value over the long term. Management believes that central to this is a program of diversification and brand expansion that leverages the power of the Nautica brands and extends it into high-growth areas. Management considers Nautica Men's Jeans business, Nautica Sleepwear and Underwear lines among its primary successes and claims that its licensing expansion into home collection, women's swimwear and fragrance has yielded favorable results. Going forward, Nautica states that it has planned a number of diversification and brand expansion initiatives that will allow the company to leverage its existing infrastructure more fully. These include the expansion of the Earl Jean brand into new market categories, as well as the Fall 2003 launch of Nautica Necessities -- an infant clothing line -- and Nautica Men's Jeans, Sleepwear and Underwear.

The company also points out that it has also maintained a strong balance sheet providing the means with which to fund its diversification and brand extension plans, as well as a range of possible initiatives to enhance shareholder value. As of March 1, 2003, the company had nearly $83 million in cash and cash equivalents and virtually no bank debt.

The Barington Group is not committed to serving the best interests of shareholders

Nautica's board believes that the Barington Group's proposal is not in the best interests of shareholders. According to management, Barington Equity Partners, L.P. is an investment firm that in the past two years alone has engaged in successive proxy fights against six primarily micro-cap companies in the internet and financial services fields. Moreover, management claims that Barington and its nominees have no direct experience in the apparel manufacturing industry, no track record for building sustained sustained stockholder value, and have a history of quick-buck strikes at unrelated businesses.

The board is currently taking steps to improve corporate governance at Nautica

Nautica's board claims that it is working to improve its corporate governance procedures. For example, the board, in a recent proxy statement, expressed its desire to add two new independent board members by the company's 2004 annual meeting. Moreover, on June 24, 2003 Nautica's board approved an amendment to the company's stockholder rights agreement, which provides among other things, that the rights issued under the stockholders rights agreement will be automatically redeemed under certain circumstances in the event of certain qualifying tender offers, unless stockholders vote to keep the rights outstanding.

Analysis

ISS held discussions with Nautica and the Barington Companies Group. With respect to Nautica, the participants included Harvey Sanders, president, chairman and CEO, Wayne Marino, CFO, and Shannon Froehlich, vice president, corporate investor relations. With respect to Barington Companies Group, the participants included James Mitarotonda, president, chairman and CEO of Barington Capital Group, William Fox, president, chairman, and CEO of AKI, Inc., Seymour Holtzman of Jewlcor Management Inc., and Jeffrey Smith, a partner of Ramius Capital Group, LLC.

Barington is looking to replace two of eight of the company's nominees while supporting management's six remaining nominees. The issue at hand is whether replacing two of the company's nominees with two of the Barington's nominees is warranted. ISS considered the following factors as key to its determination:
Nautica's performance, the company's corporate governance, and the nominees.

Nautica's performance

Nautica's current business strategy is to return to its roots as a provider of outerwear, swimwear, and activewear attire and to diversify and expand in a manner consistent with this image. The company recently took in its children's line from licensing and anticipates considerable success for it in its retail outlets. In addition, the company is planning to expand the licensing of its home collection, women's swimwear, and fragrance lines. The company expressed confidence in its Nautica Women's Jeans line for fall/holiday 2003. Moreover, management indicated that some of its women's lines might find additional distribution channels in stores such as Target, Kohl's, or J.C. Penny.

According to the Bloomberg, Nautica's annualized returns for the one, three, and five-year periods ended May 30, 2003 were -18.77 percent, -5.18 percent, and -18.43 percent. The annualized returns over the same period for the company's two closest competitors, Polo Ralph Lauren Corp. and Tommy Hilfiger Corp. were
2.25 percent, 23.68 percent, & -2.79 percent and -44.24 percent, 6.38 percent, & -24.02 percent, respectively, indicating that Nautica's performance is fairly consistent with that of its peers. On June 11, 2003, shares of Nautica surged
20.5 percent on Barington's announcement that it would seek representation on the board.

According to CNN Financial News, Nautica's price-to book ratio for the most recent quarter was 1.25 while its price-to-sales ratio was 0.64 for the trailing 12 months. The price-to-book ratios for Polo and Tommy Hilfiger for the most recent quarter were 2.07 and 0.78, respectively, and the price-to-sales ratios for the trailing 12 months for Polo and Tommy Hilfiger were 1.03 and 0.43, respectively, placing Nautica in line with its peers on both measures. Unlike its peers, Nautica is virtually debt-free. It's most recent 10-K shows a debt/equity ratio of 0.04, while Polo's is 0.31 and Tommy Hilfiger's is 0.51.

Nautica has faced serious operating problems such as the termination of its investment in Nautica Europe and subsequent after-tax charge, an additional charge related to its Rockefeller Plaza store, a questionable diversification strategy, and weakened brand equity. These have in turn resulted in the company's inability to create value for shareholders. While management has instituted a strategic plan to revitalize the company, it is uncertain if this plan adequately addresses the issues plaguing the company. The company is currently in the second phase of its three-phase plan, yet its stock price remains depressed. Moreover, the sharp increase in the company's stock price upon the dissidents' announcement to seek board representation could suggest the lack of stockholder confidence in management.

Corporate governance

Management acknowledged that it could improve its corporate governance practices and promised a number of changes. The company has indicated in its proxy materials that it plans to add two new independent directors to its board. According to CEO Harvey Sanders, the board hopes to add one director within approximately 120 days and the second by the 2004 meeting. The company's independent nominating committee in accordance with the company's procedures would select these individuals. With regard to executive compensation, the company has stated that executive compensation packages are similar to those of its peers. Moreover, on June 24, 2003, Nautica filed a Form 8-K with the SEC calling for automatic rights redemptions in the event of offers for the company, and ensuring that rights issued under the stockholders rights agreement will be automatically redeemed under certain circumstances in the event of certain qualifying tender offers, unless stockholders vote to keep the rights outstanding. Finally, on July 1, 2003 management filed definitive proxy materials addressing director John Varvatos' absences. According to the filing, Mr. Varvatos has pledged that he will attend all future board meetings unless he is unable to do so by reason of illness or family emergency, and that if he defaults on this pledge he will promptly resign from the board.

Barington argues that the company needs additional independent directors immediately, not by the 2004 annual meeting. In addition, Barington supports restructuring Nautica's executive compensation packages in a manner that ties compensation to shareholder value and terminating the company's poison pill. Furthermore, Barington has proposed that shareholders owning more than 10 percent of the company's stock to have the ability to call shareholder meetings and supports eliminating the prohibition on shareholders acting by written consent. Finally, Barington has advocated separating the chairman and CEO roles.

ISS supports measures that improve a company's corporate governance practices, including measures advocated by both parties. While we applaud management for modifying its poison pill and monitoring John Varvatos' attendance, management has not addressed issues such as enabling 10 percent shareholders to call meetings, separating the chairman and CEO roles, and eliminating the prohibition on shareholders acting by written consent.

The nominees

The company has nominated John Varvatos, an employee of the company, and Charles Scherer, a partner at a law firm that provides legal services to the company. Mr. Varvatos is an award-winning designer of apparel and president of the eponymous subsidiary of the company. However, he has a track record of poor attendance that the company attributes to schedule conflicts, which we do not view as an acceptable excuse. Moreover, we believe that as an employee of the company, Mr. Varvatos' views and experience may already be represented by Messrs. Sanders and Chu. As counsel to the company, Mr. Scherer's knowledge and experience are valuable to the company. Moreover, management has stated that it prefers to have an attorney on the board and values Mr. Scherer's input. However, we are not aware if he possesses the industry experience, management expertise, or financial expertise that the company needs to address its current operational problems.

Conclusion

The critical issue here is whether there is enough evidence to support the replacement of two of Nautica's eight board nominees, an insider and an affiliated director, with two independent outside directors. In addition, we must decide which slate is in the best interests of shareholders.

Like many of its peers, Nautica has experienced a considerable amount of difficulty in this troubled retail environment. In addition to weathering a depressed retail market, the company is trying to revitalize its brand identity. Nautica must also overcome numerous operational issues that have resulted in lower earnings per share. Competition in retail apparel is fierce, and in recent weeks, analysts have characterized Nautica's merchandise as "sporty, not sexy" like Abercrombie & Fitch and other current industry winners. Going forward, it is imperative that Nautica address these issues in order to maximize value for shareholders.

With regard to Barington's nominees, Mr. Fox possesses an array of skills gained from an extensive background in retail, finance, and management. While Mr. Mitarotonda's retail background is limited, he possesses financial expertise and has experience maximizing shareholder value at troubled companies that might prove valuable to Nautica's board. In addition, both of Barington's nominees are seasoned board veterans. We believe that as independent outsiders, they would provide checks and balances on the board, challenge the other board members to add value to the company and represent the interests of all of Nautica's shareholders.

We believe that Nautica's board requires directors with solid credentials and a strong track record of adding value. Such directors must be willing and able to address the strategic and financial issues facing Nautica today. That said, we do not believe that Messrs. Varvatos and Scherer offer the best outlook for Nautica shareholders. Mr. Varvatos has been unable to fulfill his obligations as a member of the board due to company commitments overseas and Mr. Scherer lacks the retailing, strategic, and financial experience that we believe the board needs to create value for shareholders. Management maintains that these individuals make important contributions to Nautica's board, and we do not disagree. However, we believe that the operational and value-adding experience possessed by the Barington's nominees are most suited to the company's immediate needs. While the current board contains nominees with consulting and financial experience, it is not clear if they have the value-adding experience that we believe Nautica requires. Moreover, Barington's nominees have expressed a willingness to work with management, and because they are only seeking two board seats, they would be limited to influencing, not controlling the board. Furthermore, we believe that Barington's nominees provide added diversity of viewpoints which would ensure that the interests of all shareholders are represented in the event of a sale or merger involving the company. Finally, Barington's nominees have expressed the desire to institute corporate governance reforms that we believe are ultimately in the best interests of Nautica's shareholders.

Vote FOR Items 1.1-2.6.


Item 3:  Ratify Auditors

The board recommends that Grant Thornton LLP be approved as the company's independent accounting firm for the coming year. Note that the auditor's report contained in the annual report is unqualified, meaning that in the opinion of the auditor, the company's financial statements are fairly presented in accordance with generally accepted accounting principles.

Vote FOR Item 3.


Item 4: Authorize stockholders holding 10% or more of common stock to call special meetings

This item seeks shareholder approval of an article amendment that would allow shareholders to call special meetings. Specifically, the amendment would allow holders of ten percent or more of the company's stock to call special meetings.

In terns of day-to-day governance, shareholders may gain an important right - the ability to remove directors or initiate a shareholder resolution without having to wait for the next scheduled meeting - if they are able to act at a special meeting of their calling. As such, we believe that approval of this item is in shareholders' best interests.

Vote FOR Item 4.


Items 1.1-1.8:  Elect Directors


                                                               DIRECTOR PROFILES


                                                Term      Dir.      No Stock
            Name                Classification  Ends      Since     Attendance

Nominees
            Ronald G. Weiner, CPA      IO       2004      1995

            John Varvatos              I        2004      2000

            Steven H. Tishman          IO       2004      2001

            Charles H. Scherer1        AO       2004      1994

            Harvey Sanders             I        2004      1977
            (CEO/Chair)                I        2004      1990

            Israel Rosenzweig          IO       2004      1987

            David Chu                  I        2004      1987

            Robert B. Blank            IO       2004      1989
Dissident
Nominees
            William J. Fox (new        IO       2004
            nominee)
            James A. Mitaratonda       IO       2004
            (new nominee)

Notes

1. Hughes Hubbard & Reed LLP provides legal services to the company. Charles H. Scherer is a managing partner of that firm. Source: Nautica Enterprises, Inc. 2003 Proxy Statement, p. 8

                                               COMPOSTION OF COMMITTEES

                 Name                                       Type
Audit

                 Israel Rosenzweig                           IO

                 Robert B. Bank                              IO

                 Ronald G. Weiner, CPA                       IO

Compensation
                 Robert B. Bank                              IO

                 Ronald G. Weiner, CPA                       IO

Nominating
                 Israel Rosenzweig                           IO

                 Robert B. Bank                              IO

                 Ronald G. Weiner, CPA                       IO

                 Steven H. Tishman                           IO

See proxy contest analysis above.

No vote required for Items 1.1-1.8.

Item 2: Ratify Auditors

The board recommends that Grant Thornton LLP be approved as the company's independent accounting firm for the coming year. Note that the auditor's report contained in the annual report is unqualified, meaning that in the opinion of the auditor, the company's financial statements are fairly presented in accordance with generally accepted accounting principles.

Do Not Vote Item 2.

Institutional Shareholder Services                                Proxy Analysis


Nautica Enterprises, Inc.

Ticker:                 NAUT
Annual Meeting:         July 8, 2003
Record Date:            May 29, 2003
Business:               Designer and manufacturer of men's apparel
State of Inc:           Delaware


                                                      Index        Industry
                                                                   Ranking
                                                      49.1          71.3

                                     ------------------------------------------
                                                NAUT outperformed 49.1% of the
                                            companies in the S&P 600 and 71.3%
                                     of the companies in the Consumer Durables
                                                              & Apparel group.



ANALYSIS CONTENTS
Meeting Agenda                            Director Profiles
ISS Corporate Governance Rating           Composition of Committees
Performance Summary                       Proposals
Audit Summary                             Vote Record Form


                                                      MEETING AGENDA



Item    Code              Proposals                    Mgt. Rec   ISS Rec.

1.1     M0201    Elect Director Robert B. Blank        FOR        FOR

1.2     M0201    Elect Director David Chu              FOR        FOR

1.3     M0201    Elect Director Israel Rosenzweig      FOR        FOR

1.4     M0201    Elect Director Harvey Sanders         FOR        FOR

1.5     M0201    Elect Director Charles H.             FOR        FOR
                 Scherer

1.6     M0201    Elect Director Steven H. Tishman      FOR        FOR

1.7     M0201    Elect Director John Varvatos          FOR        WITHHOLD

1.8     M0201    Elect Director Ronald G.              FOR        FOR
                 Weiner, CPA

2       M0101    Ratify Auditors                       FOR        FOR


                                                      ISS CORPORATE
GOVERNANCE

    RATING

Goverance Factor                           Positive Impact       Negative Impact

The full board of directors is
elected annually                                [x]

The last time ISS evaluated the                 [x]
company's option plans, ISS deemed
the shareholder value transfer of the
plan to be reasonable

The average options granted in the              [x]
past three years as a percentage of
basic shares outstanding is less or
equal to 1%

All stock-based incentive plans                 [x]
have been approved by
shareholders

The board is controlled by a majority                                  [x]
of insiders and affiliated outsiders
(insiders and affiliated outsiders
greater than or equal to 50%)

The company has a poison pill in                                       [x]
place that was not approved by
shareholders

The company's option plan                                              [x]
provides for company loans to
pay for the exercise price of
options

The company does not expense                                           [x]
stock option grants on its
income statement

                                                 PERFORMANCE SUMMARY

                                                 1- year   3-year   5-year

Annualized Shareholder Returns, Company          -31.47%   -5.76%   -19.87%

Annualized Shareholder Returns, Index            -25.14%   -34.83%  -5.12%

Annualized Shareholder Returns, Peer Group       -25.52%   -34.83%  -38.76%


                                                                   AUDIT SUMMARY

Accountants:                    Grant Thornton LLP

Audit Fees:                     Currently, the SEC requires that all fees paid
                                to the company's auditor be broken out into three categories: audit fees, financial systems design and implementation, and all other fees.
                                Many companies have argued that the SEC's definition of "all other fees" is overly broad and covers many services that are closely related to the audit function and/or that should be performed by a company's auditor.

                                In January 2003, the SEC approved new disclosure standards that embody four fee categories: audit fees, audit-related fees, taxes, and all other fees. The SEC also outlined what services should fall under each designation. The new provisions will become effective for annual filings for the first fiscal year after Dec. 15, 2003, though the SEC is encouraging issuers to adopt them earlier. In those cases, or where companies provide a more detailed breakdown of "other fees" than currently required, ISS will apportion the fees into the above four categories, to the extent the company's disclosure allows.

                                In this case, the company enumerates its "other fees." For further understanding of the fees paid to the company's auditors, we recommend shareholders review the company's proxy statement.

Audit Fees:                     $342,110.00

Audit-Related Fees:             $84,193.00

Taxes*                          $0.00

Other Fees:                     $256,024.00

*Excluding tax strategies/tax shelters. Note: If the proxy disclosure does not indicate the nature of the tax services, those fees will be included in "other fees".


                                           CORPORATE GOVERNANCE PROFILE

Governance Provisions:
                             |_|   The full board of directors is elected
                                   annually

                             |_| Shareholders do not have cumulative voting rights in director elections

                             |_| The positions of chairman and CEO are held by the same person and the company has not designated a lead director

                             |_| The company has a poison pill in place that was not approved by shareholders

                             |_| A simple majority vote of shareholders is required to amend the charter or bylaws

                             |_| A simple majority vote of shareholders is required to approve a merger

                             |_|   Shareholders may not act by written consent

                             |_|   Shareholders may not call special meetings

                             |_|   The board may amend the bylaws without
                                   shareholder approval

                             |_| Common stock and blank check preferred stock are authorized

                             |_| There is no disclosure of stock ownership guidelines for executives

                             |_| There is no disclosure of stock ownership guidelines for outside directors

                             |_| The company does not expense stock option grants on its income statement


Non-Shareholder Approved
Incentive Plans:
                             |_| All stock-based incentive plans have been approved by shareholders

State Statutes: Delaware
                             |_| The company is incorporated in a state with anti-takeover provisions

                             |_|   The company is incorporated in a state
                                   without a control share acquisition statute

                             |_|   The company is incorporated in a state
                                   without a cash out statute

                             |_|   The company is subject to a freezeout
                                   provision

                             |_|   The company is incorporated in a state
                                   without a fair price provision

                             |_|   The company is incorporated in a state
                                   without stakeholder laws

                             |_| The state of incorporation does not endorse poison pills


                                                               DIRECTOR PROFILES

                                                  Term     Dir.       No Stock
            Name                  Classification  Ends     Since      Attendance

Nominees

            Ronald G. Weiner, CPA      IO         2004      1995

            John Varvatos               I         2004      2000

            Steven H. Tishman          IO         2004      2001

            Charles H. Scherer1        AO         2004      1994

            Harvey Sanders              I         2004      1977
            (CEO/Chair)

            Israel Rosenzweig          IO         2004      1990

            David Chu                   I         2004      1987

            Robert B. Bank             IO         2004      1989

Notes

1. Hughes Hubbard & Reed LLP provides legal services to the company. Charles H. Scherer is a managing partner of that firm. Source: Nautica Enterprises, Inc. 2003 Proxy Statement, p. 8


                                                       COMPOSITION OF COMMITTEES

                              Name                                     Type

Audit
                              Israel Rosenzweig                         IO

                              Robert B. Bank                            IO

                              Ronald G. Weiner, CPA                     IO

Compensation

                              Robert B. Bank                            IO

                              Ronald G. Weiner, CPA                     IO

Nominating

                              Israel Rosenzweig                         IO

                              Robert B. Bank                            IO

                              Ronald G. Weiner, CPA                     IO

                              Steven H. Tishman                         IO

NOTE:

      As of May 23, 2003, all directors and executive officers as a group, beneficially owned 18.80 percent of the company's common stock.


                                                                       PROPOSALS

|_|Items 1.1-1.8: Elect Directors

      John Varvatos's absences were due to schedule conflicts.

      - The board is not majority independent by ISS standards. ISS may recommend withholding votes from board members in the future if majority independence has not been established.

      - We support the independent nature of the key board committees, which include no insiders or affiliated outsiders.

      - We believe that John Varvatos's absences due to schedule conflicts is not a valid excuse.

      We recommend a vote FOR the directors with the exception of insider John Varvatos. We recommend that shareholders WITHHOLD votes from John Varvatos for poor attendance.

      Vote FOR Items 1.1-1.6 and 1.8.

      WITHHOLD a vote on Item 1.7.

|_| Item 2: Ratify Auditors

      The board recommends that Grant Thornton LLP be approved as the company's independent accounting firm for the coming year. Note that the auditor's report contained in the annual report is unqualified, meaning that in the opinion of the auditor, the company's financial statements are fairly presented in accordance with generally accepted accounting principles.

      Vote FOR Item 2.

                               -------------------


                            Nautica Enterprises, Inc.
                               40 WEST 57TH STREET
                                NEW YORK NY 10019
                                   2125415990


Shareholder Proposal Deadline: February 6, 2004

Solicitor: None

Security ID: 2842103 (SEDOL), 5749706 (SEDOL), 639089101 (CUSIP),
US6390891017 (ISIN)

This vote recommendation has not been submitted to, nor received approval from, the Securities and Exchange Commission. While ISS exercised due care in compiling this analysis, we make no warranty, express or implied, regarding the accuracy, completeness, or usefulness of this information and assume no liability with respect to the consequences of relying on this information for investment or other purposes.

This issuer may be the parent of, or affiliated with, a client of ISS. Neither the issuer, nor any of its subsidiaries or affiliates, played any role in preparing this report.

Two of our stockholders, Warburg Pincus Private Equity VIII, L.P. and Hermes USA Investors Venture, L.L.C., are institutional investors whose business activities include making equity and debt investments in public and privately-held companies. As a result, from time to time one or more of our stockholders or their affiliates (or their representatives who serve on our Board of Directors) may hold securities, serve on the board of directors or have the right to nominate representatives to the board of a company which is the subject of one of our analyses or recommendations. We have established policies and procedures to restrict the involvement of our non-management stockholders, their affiliates and board members in the editorial content of our analyses and recommendations.

Neither our non-management stockholders, their affiliates nor our non-management board members are informed of the contents of any of our analyses or recommendations prior to their publication or dissemination.

(C) 2003, Institutional Shareholder Services, Inc. All Rights Reserved. The information contained in this ISS Proxy Analysis may not be republished, broadcast, or redistributed without the prior written consent of Institutional Shareholder Services, Inc.

                                                     Vote Record Form
                                                     [x] Vote Record Form


Nautica Enterprises, Inc.

Ticker:                NAUT                  Record Date:         May 29, 2003
Annual Meeting:        July 8, 2003          Shares Held on Record
Account ID Code:                             Date:
Shares Voted:                                Date Voted:


                                                                        MEETING AGENDA

Item     Code            Proposals                   Mgt. Rec.    ISS Rec    Vote Cast

|_| 1.1  M0201   Elect Director Robert B. Bank          FOR         FOR

|_| 1.2  M0201   Elect Director David Chu               FOR         FOR

|_| 1.3  M0201   Elect Director Israel Rosenzweig       FOR         FOR

|_| 1.4  M0201   Elect Director Harvey Sanders          FOR         FOR

|_| 1.5  M0201   Elect Director Charles H. Scherer      FOR         FOR

|_| 1.6  M0201   Elect Director Steven H. Tishman       FOR         FOR

|_| 1.7  M0201   Elect Director John Varvatos           FOR       WITHHOLD

|_| 1.8  M0201   Elect Director Ronald G. Weiner,       FOR         FOR
                 CPA

|_| 2    M0101   Ratify Auditors                        FOR         FOR